Lehman Brothers	Fieldstone 2004-3	3,284 records
Balance: 656,672,730
As of 6/1/2004
All records

		Number of	Aggregate		WA	WA	Avg	WA
DTI		Mortgage Loans	Principal Balance	%	Coupon	FICO	Principal Balance	LTV	% Full Doc
1 - 10		9	2,848,070.94	0.43	6.483	638	316,452.33	82.11	0.00
11 - 20		92	14,102,928.09	2.15	6.700	626	153,292.70	83.11	36.35
21 - 30		313	48,739,167.88	7.42	6.773	619	155,716.19	81.53	52.36
31 - 40		755	137,416,296.22	20.93	6.559	642	182,008.34	82.25	55.96
41 - 50		1,879	405,608,644.44	61.77	6.438	651	215,864.10	82.89	49.46
51 - 60		236	47,957,622.65	7.30	6.361	625	203,210.27	81.99	92.00
Total:		3,284	656,672,730.22	100.00	6.489	644	199,961.25	82.59	53.65
WA DTI:	42.1960

		Number of	Aggregate		WA	WA	Avg	WA
DTI (Interest Only)		Mortgage Loans	Principal Balance	%	Coupon	FICO	Principal Balance	LTV	% Full Doc
1 - 10		3	888,200.00	0.23	6.467	671	296,066.67	84.49	0.00
11 - 20		24	5,931,775.00	1.51	6.220	642	247,157.29	83.60	40.61
21 - 30		86	20,230,795.33	5.14	6.456	627	235,241.81	81.62	39.67
31 - 40		309	74,017,574.29	18.79	6.266	656	239,539.08	82.22	55.28
41 - 50		990	258,812,360.99	65.71	6.238	661	261,426.63	83.02	47.80
51 - 60		146	34,015,595.36	8.64	6.179	637	232,983.53	82.94	91.79
Total:		1,558	393,896,300.97	100.00	6.250	656	252,821.76	82.80	52.37
WA DTI:	43.3345

		Number of	Aggregate		WA	WA	Avg	WA
DTI (Non-IO)		Mortgage Loans	Principal Balance	%	Coupon	FICO	Principal Balance	LTV	% Full Doc
1 - 10		6	1,959,870.94	0.75	6.490	622	326,645.16	81.04	0.00
11 - 20		68	8,171,153.09	3.11	7.049	615	120,164.02	82.75	33.26
21 - 30		227	28,508,372.55	10.85	6.997	613	125,587.54	81.47	61.36
31 - 40		446	63,398,721.93	24.13	6.902	625	142,149.60	82.27	56.74
41 - 50		889	146,796,283.45	55.86	6.792	633	165,125.18	82.67	52.38
51 - 60		90	13,942,027.29	5.31	6.804	594	154,911.41	79.64	92.50
Total:		1,726	262,776,429.25	100.00	6.847	626	152,245.90	82.28	55.55
WA DTI:	40.4895

This information does not constitute either an offer to sell or a solicitation of an offer to buy any of the securities referred to herein. Offers to sell and solicitations of offers to buy the securities are made only by, and this information must be read in conjunction with, the final Prospectus Supplement and the related Prospectus or, if not registered under the securities laws, the final Offering Memorandum (the "Offering Document"). Information contained herein does not purport to be complete and is subject to the same qualifications and assumptions, and should be considered by investors only in the light of the same warnings, lack of assurances and representations and other precautionary matters, as disclosed in the Offering Document.

Information regarding the underlying assets has been provided by the issuer of the securities or an affiliate thereof and has not been independently verified by Lehman Brothers Inc. or any affiliate. The analyses contained herein have been prepared on the basis of certain assumptions (including, in certain cases, assumptions specified by the recipient hereof) regarding payments, interest rates, losses and other matters, including, but not limited to, the assumptions described in the Offering

Document. Lehman Brothers Inc., and any of its affiliates, make no representation or warranty as to the actual rate or timing of payments on any of the underlying assets or the payments or yield on the securities. This information supersedes any prior versions hereof and will be deemed to be superseded by any subsequent versions (including, with respect to any description of the securities or underlying assets, the information contained in the Offering Document).

G:\CONTRACT\Tape\LCarson\Securitizations\FIELDSTONE 2004-3\FIELDSTONE 2004-3 $657M 6-9-04.cas Page 1 of 1
Jun 15, 2004 11:50